EXHIBIT 5

                                         December 10, 1996


Computer Data Systems, Inc.
One Curie Court
Rockville, Maryland  20850


Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 20,000 shares of common stock (the "Shares") of Computer Data Systems, Inc., a Maryland corporation (the "Corporation"), which are being registered on behalf of InTuition, Inc. as selling stockholder, we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion, the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         Miles & Stockbridge
                                         a Professional Corporation


                                         By: /s/ Glenn C. Campbell
                                         --------------------------
                                             Principal